EXHIBIT 10.1

SUMMARY OF NONEMPLOYEE DIRECTOR
COMPENSATION

Effective as of January 1, 2005, nonemployee directors will receive the following annual retainer:

•	$77,000 paid in cash in monthly installments; and

•	$75,000 paid in Company common stock to be awarded on the first business day after the annual meeting under the Company’s 2005 Long-Term Incentive Plan, subject to the approval of such plan by the Company’s stockholders (the “2005 Plan”), and deferred at the election of the nonemployee directors until the director’s retirement or cessation of service on the Board. The $75,000 annual stock-based award will not be considered pensionable “compensation” of any nonemployee director under the Company’s Nonemployee Directors’ Retirement Plan.

Meeting fees payable in the form of stock-based awards in respect of 50 shares of Company common stock for each Board meeting attended and 40 shares of Company common stock for each committee meeting attended will continue to apply under the 2005 Plan.

Reimbursement for medical expenses under the Company’s Supplemental Medical Plan for Nonemployee Directors and for annual tax and financial planning services are generally eliminated as of March 1, 2005.

The Company’s Nonemployee Directors’ Retirement Plan is also eliminated as of March 1, 2005 for nonemployee directors who first commence service with the Company after such date.

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